Exhibit 99.1

Benihana Inc. Reports Total Restaurant Sales and Comparable Restaurant Sales for the First Fiscal Quarter 2009

MIAMI--(BUSINESS WIRE)--July 29, 2008--Benihana Inc. (NASDAQ: BNHNA; BNHN), operator of the nation’s largest chain of Japanese theme and sushi restaurants, today reported total restaurant sales as well as comparable restaurant sales for the sixteen-week first fiscal quarter 2009 ended July 20, 2008.

Total restaurant sales for the sixteen-week period ended July 20, 2008 increased 5.0% to $93.9 million from $89.4 million in the sixteen-week period ended July 22, 2007. For the first fiscal quarter 2009, Company-wide comparable restaurant sales were (4.9%), including (3.4%) at Benihana teppanyaki, (9.1%) at RA Sushi, and (7.7%) at Haru.

For the first fiscal quarter 2009, Benihana teppanyaki represented approximately 68.4% of consolidated restaurant sales, while RA Sushi and Haru accounted for 18.9% and 12.7% of consolidated restaurant sales, respectively. There were a total of 1,348 store-operating weeks in the first fiscal quarter of 2009 compared to 1,219 store-operating weeks in the first fiscal quarter of 2008.

“First quarter comparable sales results, while consistent with our full year expectations, reflect the challenging economic environment we find ourselves in today. We have and will continue to stress the value and distinct experience we offer our guests through ongoing advertising and marketing efforts, which enable us to create mindshare and drive frequency across our restaurant base,” said Joel A. Schwartz, Chairman and Chief Executive Officer.

About Benihana

Benihana Inc. (NASDAQ: BNHNA; BNHN) operates 90 restaurants nationwide, including 60 Benihana teppanyaki restaurants, nine Haru sushi restaurants, and twenty-one RA Sushi Bar restaurants. Under development at present are thirteen restaurants - eight Benihana teppanyaki restaurants and five RA Sushi restaurants. In addition, 19 franchised Benihana teppanyaki restaurants are operating in the U.S., Latin America and the Caribbean.

To learn more about the Company and its three Japanese theme and sushi restaurant concepts, please view the corporate video at www.benihana.com/company_profile.asp.

CONTACT:
ICR
Raphael Gross or Tom Ryan, 203-682-8200